                                                                  EXHIBIT 10.25


                        THE HOUSTON EXPLORATION COMPANY
                             CHANGE OF CONTROL PLAN


1. Purpose. The Houston Exploration Company Change of Control Plan (the "Plan") is hereby established effective as of October 26, 1999 (the "Effective Date"). The Plan sets forth the severance benefits and certain "stay on" bonuses provided by The Houston Exploration Company (the "Company", which term shall include any successor) for certain employees upon and following a Change of Control of the Company (as defined below).

2.       Definitions.

         "Annual Base Salary" means the Eligible Employee's annual base salary as in effect immediately prior to the effective date of the Change of Control.

         "Benefits" means the Severance Benefits, Stay-on Bonus and/or vesting in the Company stock options, as applicable.

         "Bonus Amount" means, with respect to an Eligible Employee, an amount equal to 125% of the Eligible Employee's annual target bonus percentage as in effect immediately prior to the Change of Control multiplied by the Eligible Employee's Annual Base Salary.

         "Cause" means:

                  (i) the Eligible Employee's gross negligence in the performance of the Eligible Employee's duties and responsibilities;

                  (ii) a material violation of any material Company policy, including, without limitation, the theft, embezzlement or misappropriation of Company funds or property;

                  (iii) the conviction of the Eligible Employee for a felony involving moral turpitude; or

                  (iv) the Eligible Employee's willful and continued failure, after receipt of written notice from the Company, to perform substantially the Eligible Employee's duties and responsibilities (excluding any such failure due to injury or illness).

         "Change of Control" means:

                           (i) the acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") of the beneficial ownership of 20 percent or more of either
                  (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"), provided that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A),
                  (B) and (C) of subsection (iii) hereof; or

                           (ii) the individuals who, as of the Effective Date,
                  constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company (the "Board") provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (iii) the consummation after the Effective Date of a
                  reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction") unless, in each case, following such Corporate Transaction, (A) (1) all or substantially all of the persons who were the beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and
                  (2) all or substantially all of the persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Common Stock Corporate Transaction, as the case may be, (B) no Person (excluding (1) any corporation resulting from such Corporation Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, 20 percent or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporation Transaction.

         "Eligible Employee" means an individual who on the date of the Change of Control is an employee of the Company.

         "Good Reason" means, without the Eligible Employee's written consent,
         (i) a significant adverse change in the Eligible Employee's authorities, duties, or responsibilities as in effect immediately prior to the date of the Change of Control, (ii) a reduction in the Eligible Employee's Annual Base Salary when compared with the same as in effect immediately prior to the date of the Change of Control, or
         (iii) the assignment of the Eligible Employee to a place of work that is more than 30 miles from the Eligible Employee's place of work immediately prior to the date of the Change of Control, excluding temporary assignments that are reasonably consistent with past practices of the Company.

         "Monthly Base Salary" means 1/12th of the Eligible Employee's Annual Base Salary.

         "Period of Severance" means the number of whole and fractional months equal to the quotient of (i) the sum of the amounts payable to the Eligible Employee pursuant to paragraph (a) of Attachment B, divided by (ii) the Eligible Employee's Monthly Base Salary.

         "Qualified Termination" means the Eligible Employee's employment with the Company is terminated on or within 12 months following the date of the Change of Control (a) for any reason other than: (i) death or a disability entitling the Eligible Employee to benefits under the Company's long term disability plan, (ii) a voluntarily termination by the Eligible Employee (excluding for a Good Reason), or (iii) by the Company for Cause; or (b) by the Eligible Employee for a Good Reason within 30 days after the date on which such Good Reason event occurs.

         "Release and Waiver" means a release and waiver of the Eligible Employee's employment related claims against the Company substantially in the form of such release adopted by the Company prior to the date of the Change of Control.

         "Severance Benefits" means the benefits provided in Attachment B hereto.

         "Stay-on Bonus" means the payment of the cash bonus amount as provided in Attachment A hereto.

         "Year of Service" means an Eligible Employee's full and fractional years of continuous employment with the Company, its predecessors and any affiliates, including any "contract employee" service, as of the Eligible Employee's date of termination of employment.

3. Eligibility for Benefits. Subject to the provisions of Section 4 below, each Eligible Employee who (i) incurs a Qualified Termination shall be eligible to receive Severance Benefits and (ii) is an Eligible Employee on the date of the Change of Control (x) shall be entitled to receive a Stay-on Bonus and (y) automatically shall be 100% vested immediately prior to the Change in Control in all Company stock options granted to such person. For purposes of the Plan, employment with the Company shall also include employment with any affiliate of the Company.

4.       Benefit Limitations.

         (a) Notwithstanding any provision in this Plan to the contrary, it is an express condition precedent to an Eligible Employee's entitlement to receive Severance Benefits that such Eligible Employee execute, and not revoke, a Release and Waiver. Each Eligible Employee shall be afforded not less than 45 days to consider such Release and Waiver. In addition, each Eligible Employee who executes any such Release and Waiver shall have seven days following the execution of the Release and Waiver to revoke the same by delivering written notice of revocation to the Company's designee at the Company's executive offices or such other address as may be designated by the Company in writing. Any such Release and Waiver which has not been revoked in the time and manner prescribed above shall be effective as of the eighth day following its execution.

         (b) If an Eligible Employee is entitled to receive similar severance benefits under another severance plan, program or policy of the Company or an affiliate, the Severance Benefits under this Plan shall be reduced by the similar severance benefits provided to the Eligible Employee under such other plan, program or policy.

5.       Administration of the Plan.

         (a) The Plan Administrator shall be the Company. The duties of the Company shall be performed by the individual who, immediately prior to the Change of Control, is the Vice President-Chief Accounting Officer of the Company (the "VP-CAO"), without regards to whether his employment terminates on or following the Change of Control. In the event of the death or incapacity of the VP-CAO, these duties shall be performed by any officer of the Company. The VP-CAO shall have the authority to control and manage the operation and administration of the Plan. The Company shall fully indemnify the VP-CAO against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

         (b) Subject to the terms of the Plan, the VP-CAO may from time to time adopt such procedures, rules and regulations as it deems appropriate for the administration of the Plan. In this regard, the VP-CAO shall have such powers as may be necessary to discharge its duties under the Plan, including the power:

                  (i) to administer, interpret and construe the Plan and to determine all questions with regard to employment, eligibility, Benefits and other matters for the purpose of administering the Plan, provided that all such actions shall be applied in a nondiscriminatory manner;

                  (ii) to prescribe procedures to be followed and the forms to be executed by Eligible Employees filing application for Benefits under the Plan;

                  (iii) to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel, who may be the legal counsel to the Company on other matters; and

                  (iv) to delegate to others any administrative or ministerial duties as it may deem necessary or appropriate for the administration of the Plan.

         (c) Each Eligible Employee who claims Severance Benefits under the Plan shall be required to apply therefor on the form designated and provided by the Company. If any application for a Severance Benefit is denied, the Company shall notify the claimant within a reasonable time of such denial setting forth the specific reasons therefor, and afford such claimant a reasonable opportunity for a full and fair review of the decision denying his claim. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following: (i) reference to pertinent provisions of the Plan; (ii) such additional information as may be relevant to denial of the claim; (iii) an explanation of the claims review procedure; (iv) advice that such claimant may request the opportunity to review pertinent Plan documents and submit a statement of issues and comments. The claimant will have 60 days to request a review of the denial by the Company, which will provide a full and fair review. The request shall be in writing. The claimant may review pertinent Plan documents and submit comments in writing. The Company shall render a decision within 60 days after claimant's request for review (which may be extended to 120 days if circumstances so require) and shall advise claimant in writing of its decision on such review specifying its reasons and identifying appropriate provisions of the Plan.

         (d) Notwithstanding anything herein to the contrary, the Eligible Employee may (but shall not be required) to elect that his or her claim for Severance Benefits be settled by arbitration in the city in which the Eligible Employee resides at such time in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All reasonable legal fees and costs incurred by the Eligible Employee in connection with the resolution of any claim shall be paid by the Company unless the arbitrator finds the Eligible Employee brought the claim in bad faith.

         (e) When it is determined that an Eligible Employee entitled to Severance Benefits is legally incompetent, Severance Benefits may be paid or provided to the spouse, legal guardian or custodian of such person and such payment shall constitute a complete discharge of all liability of the Company and the Plan with respect to such payment.

7.       Amendment and Termination of the Plan.

         The Company, by action of the Board, reserves the right, at any time and from time to time, to amend in whole or in part any or all provisions of the Plan; provided, however, no such termination of the Plan or any amendment (or any part thereof) shall be effective with respect to an Eligible Employee that either (i) on or within six months prior to the Change of Control or (ii) 12 months after the Change of Control would reduce the Benefits such Eligible Employee would have received under the Plan but for such termination or amendment of the Plan.

8.       General

         (a) Except to the extent preempted by applicable federal law, this Plan shall be governed by the laws of the State of Texas.

         (b) The Plan is intended to conform with, and be administered in conformance with, all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended. Should any provision herein be inconsistent with any such a requirement, the Company shall construe such provision in a manner that is consistent with such requirement, but also is as nearly consistent as is practical with the original intention of such provision.

         (c) This Plan does not constitute a contract or guarantee of employment to any Eligible Employee.

         (d) Benefits may not be assigned or alienated by an Eligible Employee other than by will or the laws of descent and distribution.

         (e) The Company shall be entitled to withhold from all payments or other compensation due an Eligible Employee all taxes required by applicable law to be withheld by the Company with respect to the Benefits.


                                  THE HOUSTON EXPLORATION COMPANY


                                  By:
                                  Name:  James G. Floyd
                                  Title: President and Chief Executive Officer

                                  ATTACHMENT A
                                 STAY-ON BONUS


         (a) On or as soon as reasonably practical following the date of the Change of Control, the Company shall pay to each Eligible Employee a lump sum amount in cash equal to 50% of the Eligible Employee's Bonus Amount, less any taxes required to be withheld therefrom by the Company.

         (b) On or as soon as reasonably practical following the earlier of (i) 60 days after the date of the Change of Control or
                  (ii) the Eligible Employee's termination of employment (for any reason), the Company shall pay to each Eligible Employee a lump sum amount in cash equal to 50% of the Eligible Employee's Bonus Amount, less any taxes required to be withheld therefrom by the Company.

         (c) The Stay-On Bonus payable to an Eligible Employee as provided in paragraphs (a) and (b) above shall be in addition to the regular performance bonus payable to the Eligible Employee for 1999, which if earned, will be paid in early 2000 in accordance with past Company practices.

                                  ATTACHMENT B
                               SEVERANCE BENEFITS


         (a) On or as soon as reasonable practical following an Eligible Employee's Qualified Termination, but excluding any Eligible Employee who has a written employment agreement with the Company on the date of the Change of Control, the Company shall pay such Eligible Employee a lump sum amount in cash equal to the sum of:

                  (i)      his or her Monthly Base Salary multiplied by 3,

                  (ii) 1/2 of his or her Monthly Base Salary multiplied by the Eligible Employee's Years of Service, and

                  (iii) 1/2 of her or her Monthly Base Salary multiplied by each full and partial $10,000 increment of the Eligible Employee's Annual Base Salary;

                  provided, however, the sum of (i), (ii) and (iii) may not exceed the Eligible Employee's Annual Base Salary.

         (b)      Each Eligible Employee, but excluding any Eligible
                  Employee who has a written employment agreement with the Company on the date of the Change of Control, will continue to be provided, without charge, during his or her Period of Severance continued coverage under the Company's group health (medical, dental and vision), life insurance, and long-term disability plan(s) in which he or she participated on the date his or her employment terminates (or in any successor plan(s) thereto); provided, however, the continuation of coverage under the Company's group health plan(s) without charge (i) shall be conditioned on the Eligible Employee timely electing following his or her termination of employment continuation of coverage benefits under such group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and (ii) shall terminate upon the end of the Eligible Employee's COBRA continuation period if that period ends prior to the termination of his or her Period of Severance.

                                  ATTACHMENT C
                            VESTING OF STOCK OPTIONS

                  Immediately prior to the Change of Control, all Company stock options of each Eligible Employee automatically shall become 100% vested (exercisable). This Attachment C shall constitute an amendment to each Company stock option plan.